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                   U.S. SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                                FORM 12b-25

                       NOTIFICATION OF LATE FILING         SEC FILE NUMBER
                                                               0-26516
                                                               -------

                             (Check One):                   CUSIP NUMBER
                                                             298416 10 8
                                                             -----------
                                    __              __
   |X|  Form 10-K and Form 10-KSB  |__| Form 20-F  |__| Form 11-K
    __                              __
   |__| Form 10-Q and Form 10-QSB  |__| Form N-SAR

              For Period Ended:    December 31, 1998
                                ---------------------------------
    __
   |__|  Transition Report on Form 10-K
    __
   |__|  Transition Report on Form 20-F
    __
   |__|  Transition Report on Form 11-K
    __
   |__|  Transition Report on Form 10-Q
    __
   |__|    Transition Report on Form N-SAR

    For Transition Period Ended: ________________________________

    Read Attached Instruction Sheet Before Preparing Form.  Please Print or
Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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    If the notification relates to a portion of the filing checked above, iden-
tify the Item(s) to which the notification relates:
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Part I-- Registrant Information
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         Full Name of Registrant:  EUPHONIX, INC.

         Former Name if Applicable:

         Address of Principal Executive Office:  220 Portage Avenue

         City, State and Zip Code:  Palo Alto, CA  94306

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Part II-- Rules 12b-25 (b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     | (a) 	The reasons described in reasonable detail in Part III of this form
     |      could not be eliminated without unreasonable effort or expense;
     |
 |X| | (b) 	The subject annual report, semi-annual report, transition report on
     |      Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be
     |      filed on or before the fifteenth calendar day following the pres-
     |      cribed due date;  or the subject quarterly report of transition
     |      report on Form 10-Q, or portion thereof will be filed on or before
     |      the fifth calendar day following the prescribed due date; and
     |
     | (c)  The accountant's statement or other exhibit required by Rule
     |      12b-25(c) has been attached if applicable.
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Part III-- Narrative
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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB,
20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

     The Controller was out on medical leave from February 8, 1999 through March 8, 1999, henceforth she did not get started on the 10K until mid-March
1999.

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Part IV -- Other Information
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           (1)	Name and telephone number of person to contact in regard to this notification.

                  Harriet N. Dietz   (650)  846-1138
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                     (Name)         (Telephone Number)

           (2)	Have all other periodic reports required under section 13 or
15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
                                                  _          _
                                                 |X| Yes    | |  No
                                                  -          -

           (3) Is it anticipated that any significant change in results of oper-ations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
thereof?                                          _          _
                                                 |_| Yes    |X|  No
                                                             -
     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                             EUPHONIX, INC.
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              (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  March 31, 1999	                  By:  /S/ BARRY L. MARGERUM
      ---------------------                ---------------------------
                                  Chief Executive Officer, President, Director

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the state-ment is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                               ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Vio-lations (See 18 U.S.C. 1001).
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                           GENERAL INSTRUCTIONS

    	1.	This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General
Rules and Regulations under the Securities Exchange Act of 1934.

     2.	One signed original and four conformed copies of this form and amend-
ments thereto must be completed and filed with the Securities and Exchange Com-mission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

   	3.	A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

   	4.	Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished.  The form shall be clearly identified as an amended notification.

   	5.	Electronic Filers.  This form shall not be used by electronic filers un-
able to timely file a report solely due to electronic difficulties.  Filers un-
able to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation
S-T (Sections 232.201 or 232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (Section 232.13(c)of this chapter).